EXHIBIT 23.1
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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors
   CIB Marine Bancshares, Inc.

   We consent to incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of CIB Marine Bancshares, Inc., for the CIB Marine Bancshares, Inc. 1999 Stock Option and Incentive Plan, of our report dated February 20, 2002 relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. as of December 31, 2001, and 2000, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of CIB Marine Bancshares, Inc. Our report refers to a change in the method of accounting for derivatives.

                                           KPMG LLP

   Milwaukee, Wisconsin
   April 29, 2002